EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors
Intelsat, Ltd.:

We consent to the use of our report dated March 1, 2004, with respect to the consolidated balance sheets of Intelsat (as defined in Note 1) as of December 31, 2002 and 2003, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, incorporated herein by reference.

/s/ KPMG LLP

McLean, VA
June 15, 2004